Exhibit (a)(1)(i)

Exhibit (a)(1)(i)

NOTICE OF DESIGNATED EVENT AND OFFER TO PURCHASE

BROADWING CORPORATION

Offer to Purchase for Cash Any and All of the Outstanding

3.125% Convertible Senior Debentures due 2026 of Broadwing Corporation

(CUSIP Numbers 11161EAB7; 11161EAA9)

The Offer will expire at 11:59 p.m., Eastern time, on Friday, February 9, 2007 unless extended or earlier terminated (such time and date is referred to as the “Designated Event Expiration Time”). Holders must tender their Debentures in the manner described below on or prior to the Designated Event Expiration Time to receive the purchase price. Debentures tendered in the Offer may be withdrawn at any time prior to the Designated Event Expiration Time.

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture dated as of May 16, 2006 (the “Indenture”), by and among Broadwing Corporation, a Delaware corporation (the “Company” or “Broadwing”), the guarantors party thereto (the “Guarantors”) and The Bank of New York Trust Company, National Association (as successor in interest to J.P. Morgan Trust Company, National Association), as Trustee (the “Trustee”), as amended by the First Supplemental Indenture, dated as of January 3, 2007, by and among Broadwing, the Guarantors, Level 3 Communications, Inc. (“Level 3”) and the Trustee and by the Second Supplemental Indenture, dated as of January 3, 2007, by and among Broadwing, the Guarantors, Level 3, Level 3 Colorado, Inc., a wholly owned subsidiary of Level 3 (“Sister Subsidiary”), and the Trustee, that a “Designated Event” (as defined in the Indenture) occurred on January 3, 2007 as a result of (i) the merger (the “Merger”) of Level 3 Services, Inc., a wholly owned subsidiary of Level 3 (“Merger Sub”) with and into the Company and (ii) the subsequent merger (the “Subsequent Merger”) of the Company with and into Sister Subsidiary, each pursuant to the Agreement and Plan of Merger, dated as of October 16, 2006, as amended by an Amendment, dated as of November 21, 2006 (the “Merger Agreement”), among the Company, Level 3, Merger Sub and Sister Subsidiary. As a result of the Designated Event, and as required by the Indenture, Broadwing is offering each Holder of Broadwing’s 3.125% Convertible Senior Debentures due 2026 (the “Debentures”) the option to have such Holder’s Debentures repurchased by Broadwing, upon and subject to the terms and conditions of this Notice of Designated Event and Offer to Purchase (as amended and supplemented from time to time, the “Offer to Purchase”). In accordance with the Indenture, Broadwing is offering to purchase each $1,000 principal amount of the Debentures at a purchase price of 100% of the principal amount, together with $7.29 per $1,000 principal amount of the Debentures, representing the accrued and unpaid interest to, but excluding, February 9, 2007. On February 9, 2007 (the “Designated Event Repurchase Date”), Broadwing will purchase all Debentures properly tendered and not withdrawn as of the Designated Event Expiration Time, unless the offering period is extended or earlier terminated. The offer to purchase the Debentures on the terms set forth in this Offer to Purchase is referred to herein as the “Offer.”

This Notice of Designated Event and Offer to Purchase constitutes the notice required by Section 3.10 of the Indenture.

In the Merger, each share of common stock of Broadwing was converted into (i) $8.18 in cash and (ii) 1.3411 shares of common stock of Level 3. As a result of the Merger, each $1,000 principal amount of the Debentures is now convertible at the option of the Holder at any time and from time to time into $492.77 in cash and 80.789 shares of Level 3 common stock (the “Conversion Consideration”). Additionally, pursuant to the Indenture, as a result of the Merger, a make-whole premium (the “Make-Whole Premium”) will be paid on Debentures converted prior to February 17, 2007, consisting of (i) 14.969 additional shares of Level 3 common stock and (ii) an additional $91.31 in cash per $1,000 principal amount of Debentures. On January 11, 2007, the last reported sale price of Level 3’s common stock (into which the Debentures are convertible) on the Nasdaq Global Select MarketTM was $6.48. Fractional shares of Level 3 common stock will not be issued upon conversion of Debentures. Instead, Level 3 will pay cash for any shares of fractional Level 3 common stock Holders would otherwise have received. Holders should read “Conversion Rights with Respect to the

Debentures” beginning on page 11 for more information about the Debentures’ conversion rights. Holders who validly tender and do not properly withdraw their Debentures in the Offer will no longer have conversion rights, unless we fail to purchase and pay for such Debentures pursuant to the Offer.

Upon consummation of the Merger, on January 3, 2007 (i) the Company, Level 3 and the Trustee executed the First Supplemental Indenture whereby Level 3 guaranteed the Company’s obligations under the Debentures and the Indenture and (ii) the Company, Level 3, Sister Subsidiary and the Trustee executed the Second Supplemental Indenture whereby Sister Subsidiary assumed Broadwing’s obligations under the Debentures and the Indenture.

Holders are urged to review this Offer to Purchase and the documents incorporated by reference herein carefully and consult with their own financial and tax advisors before deciding whether to tender their Debentures in the Offer. Neither Level 3, Broadwing, nor any of their respective affiliates nor the Trustee nor the paying agent makes any recommendation as to whether or not holders should tender Debentures pursuant to this Offer.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory authority has approved or disapproved of these transactions or determined if this statement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Offer to Purchase is January 12, 2007.

No person has been authorized to give any information or to make any representations other than those contained in this Offer to Purchase and, if given or made, such information or representations must not be relied upon as having been authorized. This Offer to Purchase does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Offer to Purchase shall not, under any circumstances, create any implication that the information contained or incorporated by reference herein is current as of any time subsequent to the date of this Offer to Purchase, or the date of any documents incorporated by reference, as applicable.

Broadwing and its affiliates, including its executive officers and directors, will be prohibited by Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from purchasing any of the Debentures outside of the Offer for ten business days after the Designated Event Expiration Time. Following that time, Broadwing expressly reserves the absolute right, in its sole discretion from time to time in the future, to purchase any of the Debentures, whether or not any Debentures are purchased by Broadwing pursuant to the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as Broadwing may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. Broadwing cannot assure you as to which, if any, of these alternatives, or combination thereof, it will pursue.

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SUMMARY TERM SHEET

The following are answers to some of the questions that you may have, as a Holder of Debentures. We urge you to read the remainder of this Offer to Purchase carefully because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase.

Who is offering to buy my Debentures?

Broadwing Corporation, a Delaware corporation, which was formerly known as Level 3 Colorado, Inc. and which, following the Subsequent Merger, assumed all of the obligations of the predecessor company under the Debentures and the Indenture.

What securities are you offering to purchase in the Offer?

We are offering to purchase any and all of our outstanding 3.125% Convertible Senior Debentures due 2026. As of the date hereof, there was $180,000,000 in aggregate principal amount of the Debentures outstanding.

Are there any conditions to the Offer?

The only conditions to this Offer are (i) the timely and proper delivery and tender of Debentures in accordance with the terms of this Offer to Purchase and (ii) that the Offer must comply with applicable law. See “Conditions of the Offer.” The Offer is not conditioned upon the tender of a minimum amount of Debentures and is not subject to any financing condition.

Why are you offering to purchase my Debentures?

A “Designated Event” (as defined in the Indenture) occurred on January 3, 2007 when, pursuant to the Merger Agreement, Merger Sub merged with and into Broadwing, and Broadwing subsequently merged with and into Sister Subsidiary. In the Merger, Level 3 paid consideration consisting of approximately 122 million shares of Level 3 common stock and approximately $744 million in cash to the stockholders of Broadwing, representing 1.3411 shares of Level 3 common stock and $8.18 in cash per share of Broadwing common stock. We are offering to purchase the Debentures to satisfy our obligation under the Indenture to offer to repurchase the Debentures after the Designated Event. Upon consummation of the merger of Broadwing with and into Sister Subsidiary, Sister Subsidiary changed its name to Broadwing Corporation and executed the Second Supplemental Indenture assuming Broadwing’s obligations under the Debentures and the Indenture.

How much are you offering to pay for my Debentures and what is the form of payment?

In accordance with the Indenture, we are offering to purchase the Debentures at a purchase price in cash equal to 100% of the principal amount of the Debentures, plus $7.29 per $1,000 principal amount of the Debentures, representing the accrued and unpaid interest to, but excluding, February 9, 2007. See “Terms of the Offer.” On February 9, 2007 (the “Designated Event Repurchase Date”), we will purchase any Debentures properly tendered and not withdrawn as of the Designated Event Expiration Time.

What are my conversion rights with respect to my Debentures?

As a result of the Merger, each $1,000 principal amount of the Debentures may be converted at the option of the Holder at any time and from time to time into $492.77 in cash and 80.789 shares of Level 3 common stock. Additionally, as a result of the Merger, a make-whole premium will be paid on Debentures converted prior to February 17, 2007, consisting of (i) 14.969 additional shares of Level 3 common stock and (ii) an additional $91.31 in cash per $1,000 principal amount of Debentures. However, Holders may not convert Debentures tendered in the Offer without first validly withdrawing those Debentures. Fractional Level 3 common stock will not be issued upon conversion. Instead, Level 3 will pay cash for any fractional Level 3 common stock Holders would otherwise have received. See “Conversion Rights with Respect of Debentures.” Level 3’s common stock (into which the Debentures are convertible) is listed on the Nasdaq Global Select MarketTM under the symbol “LVLT.” On January 11, 2007, the last reported sale price of Level 3’s common stock on the Nasdaq Global Select MarketTM was $6.48 per share. See “Conversion Rights With Respect to the Debentures.”

If I do not tender, will I continue to be able to exercise my conversion rights?

Yes. See “Conversion Rights With Respect to the Debentures.”

If I do not tender, will I have the right to require Broadwing to repurchase my Debentures in the future?

We are making the Offer to satisfy our obligation under the Indenture to offer to repurchase the Debentures as a result of the Designated Event that occurred with respect to the consummation of the Merger. Upon expiration of the Offer, we will have no further obligation to repurchase your Debentures (i) unless another Designated Event occurs in the future, in which case we would again be obligated to offer to repurchase your Debentures, and (ii) except that you may require Broadwing to repurchase your Debentures for cash on May 15, 2013, May 15, 2016 and May 15, 2021, at a repurchase price of 100% of their principal amount, plus accrued and unpaid interest, and liquidated damages, if any, to, but excluding, the repurchase date.

What is the market value of the Debentures?

The Debentures are not listed on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association. Accordingly, there is no practical way to determine the trading history of the Debentures. See “Price Range of Debentures and Level 3 Common Stock; Dividends.”

Do you have the financial resources to make payment?

We intend to fund our purchase of the Debentures from available cash on hand. See “Source and Amount of Funds.”

How long do I have to tender in the Offer?

You have until 11:59 p.m., Eastern time, on Friday, February 9, 2007, to tender your Debentures in the Offer. See “Terms of the Offer” and “Expiration, Extension, Amendment, Termination or Withdrawal of the Offer.”

Can the Offer be extended, and under what circumstances?

We may extend the Offer if we are required to do so under the Indenture or applicable law. We will publicly announce any extension as promptly as practicable after the previously scheduled expiration of the Offer. Without limiting the manner in which we may choose to make any public announcement, we will be under no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release. See “Expiration, Extension, Amendment, Termination or Withdrawal of the Offer.”

How do I tender my Debentures?

To tender your Debentures for purchase pursuant to the Offer, you must tender the Debentures through the Automatic Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) no later than the Designated Event Expiration Time.

If your Debentures are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to tender your Debentures and instruct such nominee to tender the Debentures on your behalf through the transmittal procedures of DTC on or before the Designated Event Expiration Time.

By tendering your Debentures through the transmittal procedures of DTC, you agree to be bound by the terms of the Offer. See “Procedures for Tendering Debentures.”

Until what time can I withdraw previously tendered Debentures?

You can withdraw previously tendered Debentures at any time until the Designated Event Expiration Time. You may also withdraw any tendered Debentures if such Debentures have not been accepted for payment after the expiration of 40 business days from the commencement of the Offer. See “Withdrawal of Tenders.”

How do I withdraw previously tendered Debentures?

To withdraw Debentures validly tendered in the Offer, you must withdraw the Debentures through the procedures of DTC prior to the Designated Event Expiration Time. You may not rescind a withdrawal of tendered Debentures. However, you may re-tender your Debentures by following the proper tender procedures. See “Procedures for Tendering Debentures” and “Withdrawal of Tenders.”

If I tender, when will I receive payment for the Debentures?

We will accept for payment Debentures validly tendered prior to the expiration of the Offer and not validly withdrawn subject to the conditions of the Offer. In accordance with the terms of the Indenture, on the Designated Event Repurchase Date we will pay the purchase price for all Debentures validly tendered and not withdrawn under the Offer. See “Terms of the Offer.”

If my Debentures are purchased in the Offer, when will interest cease to accrue on them?

Unless we default in making payment of the purchase price, interest on the Debentures we purchase from you will cease to accrue as of the end of the day on February 8, 2007.

If I choose to tender Debentures in the Offer, do I have to surrender all of my Debentures?

No. You may tender all, a portion of or none of your Debentures in the Offer. If you wish to tender a portion of your Debentures in the Offer, however, you must tender your Debentures in denominations of $1,000 principal amount or integral multiples thereof.

What will happen to Debentures not tendered in the Offer?

•	Any Debentures that remain outstanding after the Designated Event Repurchase Date will continue to be our obligations and will enjoy the benefits of the Indenture, including the accrual of interest. You also will continue to have the right to convert the Debentures. The amount and kind of securities and cash to be received upon conversion changed following the consummation of the Merger in accordance with the Indenture and as described in this Offer to Purchase. If you elect to convert your Debentures prior to February 17, 2007, you will receive the Make-Whole Premium for Debentures converted prior to such date. If you elect to convert any of your Debentures on or after such date, you will not receive the Make-Whole Premium upon conversion of such Debentures. The other terms and conditions governing the Debentures, including the covenants and other protective provisions contained in the Indenture governing the Debentures, remain unchanged.

•	To the extent that Debentures are purchased pursuant to this Offer to Purchase, the trading markets for the Debentures that remain outstanding may be more limited than the trading markets that may have existed if all Debentures remained outstanding. As a result, the market price for the remaining Debentures may decrease or become more volatile.

•	Whether or not any Debentures are purchased by us pursuant to the Offer, we or any of our affiliates, from time to time at any time beginning after the tenth business day following the Designated Event Expiration Time, may acquire Debentures otherwise than pursuant to the Offer, through various means upon such terms and at prices that may be higher or lower than the prices to be paid pursuant to this Offer to Purchase, and for cash or other consideration.

Do I have to pay a commission if I tender my Debentures?

No commissions are payable by holders of the Debentures to the Company, DTC or the paying agent; however, you may be required to pay commissions to your broker in connection with your tender of Debentures. See “Terms of the Offer.”

What are the material federal income tax consequences to me if I tender?

The sale of Debentures pursuant to the Offer will be a taxable event for U.S. federal income tax purposes. See “U.S. Federal Income Tax Consequences.”

Who can I talk to if I have questions about the Offer?

You may contact The Bank of New York, which is the paying agent, conversion agent and depositary for the Debentures, and an affiliate of the Trustee, at (713) 483-6536 or at the address listed on the back cover of this Offer to Purchase if you have any questions or requests for assistance.

Are you making any recommendation about the Offer?

No. We do not make, and none of our directors or affiliates make, any recommendation as to whether you should tender your Debentures pursuant to the Offer. You should determine whether or not to tender your Debentures pursuant to the Offer based upon, among other things, your own assessment of the current market value of the Debentures and your liquidity needs and investment objectives.

This Offer to Purchase contains important information and you should read the remainder of this document in its entirety before making a decision with respect to the Offer.

DOCUMENTS INCORPORATED BY REFERENCE

We are “incorporating by reference” into this Offer to Purchase information Level 3 has filed with the SEC, which means that we are disclosing important information to you by referring you to documents filed with the SEC. The information incorporated by reference is considered to be part of this Offer to Purchase. We incorporate by reference the documents listed below:

•	Annual Report on Form 10-K, for the fiscal year ended December 31, 2005;

•	Current Reports on Form 8-K/A, filed on November 27, 2006 and March 3, 2006; and

•	Current Reports on Forms 8-K (in all cases other than information furnished rather than filed pursuant to any Form 8-K), filed on January 3, 2007, December 28, 2006, December 27, 2006, December 15, 2006, November 20, 2006, November 9, 2006, October 30, 2006, October 25, 2006, October 24, 2006 (pursuant to Item 8.01), October 17, 2006, October 17, 2006, September 8, 2006, August 7, 2006, August 3, 2006, July 26, 2006, July 20, 2006 (except with respect to Item 2.02 thereof and Exhibit 99.1 thereto which were furnished but not filed with the SEC), June 30, 2006, June 16, 2006, June 13, 2006, June 13, 2006, June 5, 2006, June 1, 2006, May 17, 2006, May 3, 2006, April 19, 2006, April 6, 2006, March 29, 2006, March 21, 2006, March 16, 2006, March 10, 2006, March 6, 2006, January 30, 2006 and January 17, 2006.

Any statement contained in a document incorporated by reference in this Offer to Purchase shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase. Statements contained in this Offer to Purchase as to the contents of any contract or other document referred to in this Offer to Purchase do not purport to be complete and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.

In addition, this Offer to Purchase constitutes a part of an Issuer Tender Offer filed on Schedule TO (the “Schedule TO”) filed by us with the SEC on January 12, 2007 pursuant to Section 13(e) of the Exchange Act and the rules and regulations promulgated thereunder. The Schedule TO and all exhibits thereto are incorporated in this Offer to Purchase by reference. We are also incorporating by reference any future filings Level 3 will make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act; provided, however, that in the event of a material change we will, to the extent required by applicable laws and regulations, file an amendment to the Schedule TO.

You may request a copy of these filings by writing or telephoning us at the following address:

Level 3 Communications, Inc.

1025 Eldorado Boulevard

Broomfield, CO 80021

(720) 888-1000

Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this Offer to Purchase.

If you have questions about us you may contact us at the address or telephone number set forth above.

AVAILABLE INFORMATION

The Company is no longer subject to the periodic reporting requirements of the SEC. Level 3, the Company’s parent company, files annual, quarterly and current reports and other information with the SEC. You may read and copy any materials that Level 3 files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Level 3’s SEC filings are also available at the SEC’s Internet Web site at http:/ /www.sec.gov. Level 3’s SEC filings can also be read at NASDAQ Operations, 1735 K Street, N.W. Washington, D.C. 20006.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains or incorporates by reference forward-looking statements. When used in this Offer to Purchase, the words “anticipate”, “believe”, “plan”, estimate” and “expect” and similar expressions, as they relate to Broadwing or Level 3, are intended to identify forward-looking statements. Such statements reflect the current views of Broadwing and Level 3 with respect to future events and are subject to certain risks, uncertainties and assumptions.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this document. These forward-looking statements include, among others, statements concerning:

•	the communications business of Level 3, its advantages and Level 3’s strategy for continuing to pursue its business;

•	anticipated development and launch of new services in Level 3’s business;

•	anticipated dates on which Level 3 will begin providing certain services or reach specific milestones in the development and implementation of its business strategy;

•	growth and recovery of the communications industry;

•	expectations as to Level 3’s future revenue, margins, expenses and capital requirements; and

•	other statements of expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

You should be aware that these forward-looking statements are subject to risks and uncertainties, including financial, regulatory, environmental, industry growth and trend projections, that could cause actual events or results to differ materially from those expressed or implied by the statements. The most important factors that could prevent Broadwing and Level 3 from achieving their stated goals include, but are not limited to, Level 3’s failure to:

•	increase the volume of traffic on Level 3’s network;

•	develop new products and services to meet customer demands and generate acceptable margins;

•	successfully complete commercial testing of new technology and information systems to support new products and services, including voice transmission services;

•	stabilize or reduce the rate of price compression on certain of Level 3’s communication services;

•	integrate strategic acquisitions, including the recently completed acquisitions of TelCove, Inc., Looking Glass Networks Holding Co., Inc. and of Broadwing;

•	attract and retain qualified management and other personnel; and

•	meet all of the terms and conditions of Level 3’s debt obligations.

Forward-looking statements should be considered in light of all of the information included or referred to in this Offer to Purchase.

We caution you not to place significant reliance on these forward-looking statements, which speak only as of the date of this Offer to Purchase or the date of the incorporated document, as applicable, and we will update these forward-looking statements only to the extent that there has been a material change in the information previously disclosed to you or that the securities laws otherwise require us to do so. All subsequent written and oral forward-looking statements concerning the matters addressed in this document and attributable to Broadwing or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

THE OFFER

Introduction

We are offering, upon the terms and subject to the conditions set forth in this Offer to Purchase, to purchase any and all of our outstanding Debentures at a price in cash equal to 100% of the principal amount of the Debentures, plus $7.29 per $1,000 principal amount of the Debentures, representing accrued and unpaid interest to, but excluding, February 9, 2007.

A “Designated Event” occurred on January 3, 2007 as a result of the consummation of the Merger. This Offer to Purchase is being sent to you pursuant to the Indenture and constitutes the notice referenced in Section 3.10 of the Indenture. The Indenture provides that following a “Designated Event” (as defined in the Indenture) we will offer each Holder of the Debentures the right to have all of its Debentures, or any portion of the principal amount thereof that is an integral multiple of $1,000, repurchased at a price determined as set forth in the Indenture.

The Offer will expire at the Designated Event Expiration Time, and we will purchase on the Designated Event Repurchase Date any Debentures that have been validly tendered and not withdrawn on or prior to the Designated Event Expiration Time, unless the Offer is extended or earlier terminated. Only holders of Debentures who validly tender their Debentures pursuant to the Offer at or prior to the Designated Event Expiration Time will receive the purchase price. Debentures tendered in the Offer may be withdrawn at any time prior to the Designated Event Expiration Time.

As a result of the Merger, each $1,000 principal amount of the Debentures is now convertible at the option of the Holder at any time and from time to time into $492.77 in cash and 80.789 shares of Level 3 common stock (the “Conversion Consideration”). Additionally, as a result of the Merger, a make-whole premium (the “Make-Whole Premium”) will be paid on Debentures converted prior to February 17, 2007, consisting of (i) 14.969 additional shares of Level 3 common stock and (ii) an additional $91.31 in cash per $1,000 principal amount of Debentures. On January 11, 2007, the last reported sale price of Level 3’s common stock (into which the Debentures are convertible) on the Nasdaq Global Select Market™ was $6.48. Fractional shares of Level 3 common stock will not be issued upon conversion. Instead, Level 3 will pay cash for any shares of fractional Level 3 common stock Holders would otherwise have received. Holders should read “Conversion Rights with Respect to the Debentures” beginning on page 11 for more information about the Debentures’ conversion rights. Holders who validly tender and do not properly withdraw their Debentures in the Offer will no longer have conversion rights, unless we fail to purchase and pay for such Debentures pursuant to the Offer.

Holders of Debentures are urged to consult with their own financial advisors before accepting the Offer.

We do not make, and none of our directors or affiliates makes, any recommendation as to whether holders should tender their Debentures pursuant to the Offer.

Terms of the Offer

Upon the terms and subject to the conditions set forth herein, we are offering to purchase for cash any and all of the outstanding Debentures at a price in cash equal to 100% of the principal amount of the Debentures, plus $7.29 per $1,000 principal amount of the Debentures representing accrued and unpaid interest to, but excluding, February 9, 2007.

The Offer will expire on the Designated Event Expiration Time, unless extended or earlier terminated. Only holders of Debentures who validly tender and do not withdraw their Debentures pursuant to the Offer at or prior to the Designated Event Expiration Time will receive the purchase price. Debentures tendered in the Offer may be withdrawn at any time prior to the Designated Event Expiration Time.

If we make a material change in the terms of the Offer or the information concerning the Offer, we will disseminate additional Offer materials and extend the Offer if required by law or the Indenture.

Subject to applicable securities laws and the terms set forth in the Indenture and this Offer to Purchase, we reserve the right to amend the Offer in any respect. In addition, we can extend or terminate the Offer if such extension or termination is required by the Indenture or applicable law. Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension of the Offer to be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Designated Event Expiration Time. See “Expiration, Extension, Amendment, Termination or Withdrawal of the Offer.”

In the event that we withdraw or terminate the Offer because either or both of the conditions to the Offer described in “Conditions of the Offer” have not been satisfied, the purchase price will not be paid or become payable to holders who have tendered their Debentures. In such event, the paying agent will return tendered Debentures to the tendering holders promptly following the termination or withdrawal of the Offer.

You will not be required to pay any commission to us, DTC or the paying agent in connection with the Offer; however, there may be commissions you need to pay to your broker in connection with your tender of Debentures.

You may tender, and we will only accept, Debentures in denominations of $1,000 principal amount and integral multiples thereof. We will accept for payment, upon the terms and subject to the conditions of the Offer, all Debentures validly tendered in accordance with the procedures set forth in “Procedures for Tendering Debentures” and not withdrawn in accordance with the procedures set forth in “Withdrawal of Tenders” at or prior to the Designated Event Expiration Time. Each tendering Holder of Debentures whose Debentures are accepted for payment pursuant to the Offer will receive the same consideration therefor, per $1,000 principal amount thereof, as all other holders of Debentures whose tenders are accepted.

Broadwing and its affiliates, including its executive officers and directors, will be prohibited under applicable federal securities laws from repurchasing Debentures outside of the Offer for ten business days after the Designated Event Expiration Time. Following such time, if any Debentures remain outstanding, Broadwing may purchase additional Debentures in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which purchases may be consummated at a price higher or lower than that offered hereby, or which may be paid in cash or other consideration. The decision to purchase additional Debentures, if any, will depend upon many factors, including the market price of the Debentures, the results of the Offer, the business and financial position of Broadwing and general economic and market conditions. Any such purchase may be on the same terms or on terms more or less favorable to holders of the Debentures than the terms of the Offer as described in this Offer to Purchase.

Purpose of the Offer

Section 3.10 of the Indenture provides that following a Designated Event, you have the right, at your option, to require us to repurchase your Debentures. We are making this Offer to satisfy our obligations under the Indenture.

Price Range of Debentures and Level 3 Common Stock; Dividends

The Debentures are not listed on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association. There is no existing public trading market for the

Debentures, and no reliable pricing information for the Debentures is available. We believe that trading in the Debentures has been limited and sporadic. Quotations for securities that are not widely traded, such as the Debentures, may differ from actual trading prices and should be viewed as approximations. To the extent such information is available, holders are urged to contact their brokers with respect to current information regarding the market price of the Debentures.

To the extent that Debentures are tendered and accepted in the Offer, such Debentures will cease to be outstanding. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a greater float. Consequently, any Debentures that we purchase pursuant to the Offer will reduce the float and may negatively impact the liquidity, market value and price volatility of the Debentures that remain outstanding following the Offer. We cannot assure you that a trading market will exist for the Debentures following the Offer. The extent of the market for the Debentures following consummation of the Offer will depend upon, among other things, the remaining outstanding principal amount of the Debentures at such time, the number of holders of Debentures remaining at such time and the interest in maintaining a market in such Debentures on the part of securities firms.

Level 3’s common stock (into which the Debentures are convertible) is currently listed on the Nasdaq Global Select Market™ under the symbol “LVLT.” The following table sets forth, for each period indicated, the high and low sale prices for Level 3’s common stock as reported on the Nasdaq Global Select Market™.

	High	Low
2007
First quarter (through January 11, 2007)	$6.48	$5.54

2006
First quarter	$5.80	$2.71
Second quarter	6.00	3.74
Third quarter	5.56	3.37
Fourth quarter	6.09	4.75

2005
First quarter	$3.40	$1.79
Second quarter	2.50	1.55
Third quarter	2.44	1.87
Fourth quarter	3.93	2.03

2004
First quarter	$7.40	$3.71
Second quarter	4.29	2.75
Third quarter	3.54	2.43
Fourth quarter	4.27	2.54

On January 11, 2007 the last reported sales price of Level 3’s common stock on the Nasdaq Global Select Market™ was $6.48.

Level 3 did not pay cash dividends on its common stock during 2004, 2005 or 2006. Currently, Level 3 intends to retain its earnings to finance future growth. Therefore, Level 3 does not expect to pay any cash dividends on its common stock in the near future. Any determination to pay dividends in the future will be at the discretion of Level 3’s board of directors and will depend on its results of operations, financial condition, and other factors as Level 3’s board of directors, in its discretion, deems relevant. Furthermore, Level 3’s ability to pay cash dividends may be restricted by instruments governing its debt obligations.

We urge you to obtain current market quotations for the Debentures, to the extent available, and Level 3’s common stock prior to making any decision with respect to the Offer.

Conversion Rights With Respect to the Debentures

In the Merger, each share of Broadwing common stock was converted into (i) $8.18 in cash and (ii) 1.3411 shares of Level 3 common stock. As a result of the Merger, each $1,000 principal amount of the Debentures is now convertible at the option of the Holder at any time and from time to time into $492.77 in cash and 80.789 shares of Level 3 common stock (the “Conversion Consideration”), representing a conversion price per $1,000 principal amount of Debentures equal to the consideration payable to Broadwing stockholders in the Merger of (i) $8.18 in cash per share of Broadwing, multiplied by 60.241 (the number of shares of Broadwing common stock issuable upon conversion of the Debentures immediately prior to the Merger), and (ii) 1.3411 shares of Level 3 common stock, multiplied by 60.241 (the number of shares of Broadwing common stock issuable upon conversion of the Debentures immediately prior to the Merger). Additionally, as a result of the Merger, a make-whole premium (the “Make-Whole Premium”) will be paid on Debentures converted prior to February 17, 2007, consisting of (i) 14.969 additional shares of Level 3 common stock and (ii) an additional $91.31 in cash per $1,000 principal amount of Debentures. On January 11, 2007, the last reported sale price of Level 3’s common stock (into which the Debentures are convertible) on the Nasdaq Global Select Market™ was $6.48. Fractional shares of Level 3 common stock will not be issued upon conversion. Instead, Level 3 will pay cash for any shares of fractional Level 3 common stock Holders would otherwise have received. Holders who validly tender and do not properly withdraw their Debentures in the Offer will no longer have conversion rights, unless we fail to purchase and pay for such Debentures pursuant to the Offer.

In order to exercise the conversion privilege with respect to a Debenture held in book-entry form, the beneficial owner must (i) cause to be completed the appropriate instruction form for conversion pursuant to DTC’s book-entry conversion program, (ii) cause to be delivered by book-entry delivery an interest in the aggregate principal amount and corresponding principal amount represented thereby to be converted of such Debenture, (iii) furnish appropriate endorsements and transfer documents if required by the Trustee or conversion agent, and (iv) pay any transfer or similar taxes, if required pursuant to Section 13.03(a) of the Indenture, and pay the funds, if any, required by Section 13.03(b) of the Indenture. The Bank of New York Trust Company, National Association is the Trustee and conversion agent for the Debentures. The Trustee may be contacted at 601 Travis St., 18th Floor, Houston, TX 77002, facsimile number (713) 483-6653. However, Debentures as to which an Option to Elect Repurchase Upon a Designated Event (as defined in the Indenture) has been given may be converted only if the Option to Elect Repurchase Upon a Designated Event is withdrawn in accordance with the terms of the Indenture and this Offer.

For more information regarding the conversion rights with respect to the Debentures, or any of the other terms and conditions of the Debentures, please see the Indenture.

Acceptance of Debentures for Payment

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, we will, on the Designated Event Repurchase Date, purchase by accepting for payment, and will make payment for, all Debentures validly tendered (and not properly withdrawn) pursuant to the Offer on or prior to the Designated Event Expiration Time. Such payment will be made by the deposit, on or prior to the Designated Event Repurchase Date, of immediately available funds with the paying agent, which will act as agent for tendering Holders for the purpose of receiving payment from us and transmitting such payment to tendering Holders. Payment for Debentures for which an Option to Elect Repurchase upon a Designated Event is validly made shall be delivered promptly following the Designated Event Repurchase Date. Under no circumstances will interest on the purchase price be paid by us by reason of any delay on behalf of the paying agent in making such payment.

We expressly reserve the right, in our sole discretion and subject to the terms of the Indenture and the Debentures and Rule 14e-1(c) and Rule 13e-4(f)(5) under the Exchange Act, to delay acceptance for payment of the Debentures in order to comply, in whole or in part, with any applicable law. We also expressly reserve the right, in our sole discretion, to withdraw or terminate the Offer if either or both of the conditions specified in the section captioned “Conditions of the Offer” are not satisfied.

In all cases, payment by the paying agent to holders of Debentures accepted for payment pursuant to the Offer will be made only after timely receipt by the paying agent of confirmation of a book-entry transfer of such Debentures into the paying agent’s account at DTC and a properly transmitted agent’s message. See “Procedures for Tendering Debentures.”

For purposes of the Offer, validly tendered Debentures (or defectively tendered Debentures for which we have waived such defect) will be deemed to have been accepted for payment by us if, as and when we give oral or written notice of acceptance for payment to the paying agent.

We will only accept tenders of Debentures pursuant to the Offer in principal amounts equal to $1,000 or integral multiples thereof.

If we do not accept tendered Debentures for payment for any reason pursuant to the terms and conditions of the Offer, such Debentures will be credited to an account maintained at the book-entry transfer facility designated by the participant therein who so delivered such Debentures, promptly following the Designated Event Expiration Time or the termination of the Offer. If we do not accept for payment any Debentures properly tendered for payment and not withdrawn, we will be in default under the Indenture.

Expiration, Extension, Amendment, Termination or Withdrawal of the Offer

The Offer will expire at the Designated Event Expiration Time unless extended or earlier terminated.

We expressly reserve the right, at any time or from time to time, subject to applicable law and the provisions of the Indenture, to amend the Offer in any respect by giving oral or written notice of such amendment to the paying agent.

We also expressly reserve the right, in our sole discretion, to extend or terminate the Offer in order to comply, in whole or in part, with any applicable law, or to withdraw or terminate the Offer if either or both of the conditions specified in the section captioned “Conditions of the Offer” are not satisfied.

Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension of the Offer to be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Designated Event Expiration Time. Without limiting the manner in which any public announcement may be made, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

If we make a material change in the terms of the Offer or the information concerning the Offer, we will disseminate additional Offer materials and extend the Offer if required by law.

If we extend the Offer, or if, for any reason, the acceptance for payment of, or the payment for, Debentures is delayed or if, on the Designated Event Repurchase Date, we are unable to accept for payment or pay for Debentures pursuant to the Offer, then, without prejudice to our rights under the Offer, the paying agent may retain tendered Debentures on our behalf, and such Debentures may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in “Withdrawal of Tenders.” However, our ability to delay the payment for Debentures which we have accepted for payment is limited by the terms of the Indenture and by Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act, which require that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of a tender offer.

Any Debentures received by the paying agent that are not properly tendered and as to which the irregularities have not been cured or waived will not be repurchased and will be returned to you by the paying agent.

Procedures for Tendering Debentures

You will not be entitled to receive the purchase price for your Debentures unless you validly tender and do not withdraw your Debentures on or before the Designated Event Expiration Time. You may tender some or all of your Debentures; however, any Debentures tendered must be in $1,000 principal amount or an integral multiple thereof. If you do not validly tender your Debentures on or before the Designated Event Expiration Time, your Debentures will remain outstanding subject to the existing terms of the Indenture and the Debentures as modified by the supplemental indenture to be executed by the surviving corporation following the Merger.

Method of Tendering Debentures. The Trustee under the Indenture has informed us that, as of the date of this Offer to Purchase, all custodians and beneficial holders of the Debentures hold the Debentures through DTC accounts and that there are no certificated Debentures in non-global form. Accordingly, all Debentures tendered for purchase hereunder must be delivered through DTC’s Automatic Tenders over the Participant Terminal System, or ATOP. Delivery of Debentures and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person tendering Debentures.

Agreement to Be Bound by the Terms of the Offer. By tendering your Debentures through ATOP, you acknowledge and agree as follows:

•	pursuant to the Offer, such Debentures shall be purchased as of the date the Debentures are accepted for purchase pursuant to the terms and conditions of the Indenture and the Debentures, and that under the Indenture, Debentures must be surrendered to the paying agent to collect payment of the purchase price;

•	you have received this Offer to Purchase and acknowledge that it provides the notice required by the Indenture;

•	upon the terms and subject to the conditions of the Offer, and effective upon the acceptance for payment thereof, you irrevocably surrender, sell, assign and transfer to us, all right, title and interest in and to all the Debentures tendered and so accepted for payment, waive any and all rights with respect to the Debentures (including without limitation any existing or past defaults and their consequences in respect of the Debentures and the Indenture), release and discharge us and our affiliates, and our and their respective directors, officers and employees, from any and all claims you may have now, or may have in the future arising out of, or related to, the Debentures, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to the Debentures or to participate in any conversion, redemption or defeasance of the Debentures and irrevocably constitute and appoint the paying agent as your true and lawful agent and attorney-in-fact with respect to any such tendered Debentures, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to:

•	transfer ownership of such Debentures, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to us,

•	present such Debentures for transfer on the relevant security register, and

•	receive all benefits or otherwise exercise all rights of beneficial ownership of such Debentures (except that the paying agent will have no rights to, or control over, funds from us, except as our agent, for the purchase price of any tendered Debentures that are purchased by us), all in accordance with the terms set forth in this Offer to Purchase;

•	you represent and warrant that you (i) own the Debentures tendered and are entitled to tender such Debentures and (ii) have full power and authority to tender, surrender, sell, assign and transfer the Debentures tendered and that when such Debentures are accepted for payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•	you agree, upon request from us, to execute and deliver any additional documents deemed by the paying agent or us to be necessary or desirable to complete the sale, assignment and transfer of the Debentures tendered;

•	you understand that all Debentures properly tendered and not validly withdrawn prior to the Designated Event Expiration Time will be purchased at the purchase price, in cash, subject to the terms and conditions of the Offer;

•	payment for Debentures purchased pursuant to this Offer to Purchase will be made by deposit of the purchase price for Debentures with the paying agent, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you;

•	tenders for Debentures may be withdrawn prior to the Designated Event Expiration Time by following the procedures described in “Withdrawal of Tenders;”

•	all authority conferred or agreed to be conferred pursuant to the terms of the Offer hereby shall survive your death or incapacity and every one of your obligations and shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•	the tender, delivery and surrender of the Debentures is not effective, and the risk of loss of the Debentures does not pass to the paying agent, until receipt by the paying agent of any and all evidences of authority and any other required documents in form satisfactory to us; and

•	all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any Debentures pursuant to the procedures described in this Offer to Purchase and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us, in our sole discretion, which determination shall be final and binding on all parties.

Tender of Debentures Held Through a Custodian. If your Debentures are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to tender your Debentures and instruct such nominee to tender your Debentures for purchase on your behalf through the transmittal procedures of DTC as set forth below under the caption “—Tender of Debentures in Global Form” on or prior to the Designated Event Expiration Time.

Tender of Debentures in Global Form. If you are a DTC participant, you may elect to tender to us your beneficial interest in the Debentures by:

•	delivering to the paying agent’s account at DTC through DTC’s book-entry system your beneficial interest in the Debentures on or prior to the Designated Event Expiration Time; and

•	electronically transmitting your acceptance of the Offer through ATOP, subject to the terms and procedures of that system, on or prior to the Designated Event Expiration Time. Upon receipt of such Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an agent’s message to the paying agent for its acceptance. The term “agent’s message” means a message transmitted by DTC to, and received by, the paying agent, which states that DTC has received an express acknowledgment from the participant in DTC described in that agent’s message, stating the principal amount of Debentures that have been tendered by such participant under the Offer and that such participant has received and agrees to be bound by the terms of the Offer, including those set forth above under the caption “—Agreement to Be Bound by the Terms of the Offer.”

Withdrawal of Tenders

You may withdraw your tendered Debentures at any time prior to the Designated Event Expiration Time but not thereafter, except as set forth below. In addition, you may withdraw tendered Debentures if we terminate the Offer without purchasing any Debentures. If we terminate the Offer or do not purchase any Debentures in the Offer, we will instruct the paying agent to return your tendered Debentures to you promptly following the such termination, without cost or expense to you. You may also withdraw tendered Debentures if we have not yet accepted them for payment after the expiration of 40 business days from the date of this Offer to Purchase.

If, for any reason whatsoever on the Designated Event Repurchase Date, acceptance for payment of, or payment for, any Debentures tendered pursuant to the Offer is delayed (whether before or after our acceptance for payment of Debentures) or on the Designated Event Repurchase Date we are unable to accept for payment or pay for the Debentures tendered pursuant to the Offer, we may (without prejudice to our rights set forth herein) instruct the paying agent to retain tendered Debentures (subject to the right of withdrawal in certain circumstances and subject to Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer).

For a withdrawal of a tender of Debentures to be effective, a “request message” as defined below must be received by the paying agent prior to the Designated Event Expiration Time, or after such time, so long as the Debentures have not already been accepted for payment by us. DTC participants may electronically transmit a request for withdrawal to DTC. DTC will then edit the request and send a request message to the paying agent. The term “request message” means a message transmitted by DTC and received by the paying agent, which states that DTC has received a request for withdrawal from a DTC participant and identifies the Debentures to which such request relates.

If the Debentures to be withdrawn have been delivered or otherwise identified to the paying agent, a request message is effective immediately upon receipt thereof. If Debentures have been delivered under the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account of the appropriate book-entry transfer facility to be credited with the withdrawn Debentures and must otherwise comply with that book-entry transfer facility’s procedures.

Any Debentures properly withdrawn will be deemed to be not validly tendered for purposes of the Offer and we will not pay any consideration in respect of Debentures that are so withdrawn.

Any permitted withdrawal of Debentures may not be rescinded; provided, however, that withdrawn Debentures may be re-tendered by following one of the procedures described in “Procedures for Tendering Debentures,” at any time at or prior to the Designated Event Expiration Time.

Withdrawal of Debentures can be accomplished only in accordance with the foregoing procedures.

All questions as to the form and validity (including time of receipt) of notices of withdrawal, including a request message, will be determined by us, in our sole discretion (and our determination shall be final and binding). Neither we, the paying agent, the Trustee nor any other person will be under any duty to give notification of any defects or irregularities in any request message or incur any liability for failure to give any such notification.

Source and Amount of Funds

The total amount of funds we need to purchase all of the Debentures pursuant to the Offer and to pay related fees and expenses is estimated to be approximately $181,360,000 (assuming 100% of the outstanding Debentures are tendered and accepted for payment). We intend to fund our purchase of the Debentures from available cash on hand.

Conditions of the Offer

There are no conditions to this Offer except (i) for the timely and proper delivery and tender of the Debentures in accordance with the terms of the Offer and (ii) that the Offer must comply with applicable law. We reserve the right to withdraw or terminate the Offer in our sole discretion if either or both of such conditions have not been satisfied. The Offer is not conditioned on our ability to obtain sufficient financing to purchase the Debentures.

U.S. Federal Income Tax Consequences

The following is a summary of the material U.S. federal income tax consequences to Holders of Debentures in connection with the Offer described in this Offer to Purchase. While we have generally described the material U.S. federal income tax consequences of the Offer, Holders are urged to consult their own tax advisors with respect to their particular circumstances and the tax consequences arising under U.S. federal, any state, local or foreign tax law. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service the (“IRS”), all as in effect as of the date of this Offer to Purchase. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences relating to the Offer, or that any such contrary position would not be sustained by a court.

This discussion is limited to Holders who hold Debentures as capital assets within the meaning of Code Section 1221 (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations that may be relevant to a particular Holder in light of that Holder’s particular circumstances. This discussion also does not consider any specific facts or circumstances that may be relevant to Holders subject to special rules under the U.S. federal income tax laws, including certain financial institutions, insurance companies, tax-exempt organizations, U.S. Holders whose functional currency for U.S. federal income tax purposes is not the United States dollar, dealers in securities, persons subject to the alternative minimum tax, persons who hold Debentures or shares of Level 3’s common stock as part of a hedge, conversion or constructive sale transaction, or straddle or other integrated or risk reduction transaction, controlled foreign corporations, passive foreign investment companies, or persons who have ceased to be United States citizens or to be taxed as resident aliens. In addition, the discussion does not apply to Holders of Debentures that are treated as partnerships for U.S. federal income tax purposes. Accordingly, each Holder should consult its own tax advisor with regard to the Offer and the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to its particular situation.

As used in this discussion, a U.S. Holder is any beneficial owner of Debentures that for U.S. federal income tax purposes is or is treated as:

•	an individual citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons having the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

A Non-U.S. Holder is any beneficial owner of Debentures who is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

If a partnership or other entity taxable as a partnership holds the Debentures, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Accordingly, partnerships that hold Debentures and partners in such partnerships are urged to consult their tax advisors as to the potential tax consequences to them in connection with a decision of whether to participate in the Offer.

Although under the terms of the Indenture, the Debentures may receive payments in excess of principal and interest under certain circumstances, we do not believe that the Debentures constitute contingent debt instruments for U.S. federal income tax purposes, and the discussion that follows is based on the assumption that they do not constitute contingent debt instruments. If, contrary to our belief and assumption, the Debentures are contingent debt instruments, the applicable tax rules will differ in certain respects from those described hereinafter. We also believe that Broadwing is not and has not been a United States real property holding corporation within the meaning of Sections 897 and 1445 of the Code. If, contrary to our belief, Broadwing were a United States real property holding corporation, the consequences to Non-U.S. Holders might be different in certain respects than those described hereinafter.

Potential Deemed Exchange of the Debentures Resulting from the Merger.

In General. Upon consummation of the Merger, the Debentures have been changed from obligations of Broadwing to obligations of Sister Subsidiary, and the conversion rights of the Debentures have been changed from the right to convert into Broadwing common stock to the right to convert into Level 3 common stock and cash. This change may be considered to constitute a “significant modification” of the Debentures for U.S. federal income tax purposes. Under applicable Treasury Regulations, the significant modification of a debt instrument will result in a deemed exchange (“Deemed Exchange”) of the “old” debt instruments (“Old Debentures”) for “new” debt instruments (“New Debentures”) upon which gain or loss may be recognized in certain circumstances. A modification of a debt instrument generally is significant only if based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively the degree to which the legal rights or obligations are altered is “economically significant.”

However, even if a Deemed Exchange is held to have occurred, assuming the Debentures prior and subsequent to the Merger constitute “securities” within the meaning of Section 354 of the Code, the Merger should result in tax-free exchanges of the Debentures upon which no gain or loss should be recognized, except to the extent that (i) the principal amount of the Debentures after the Merger exceeds the principal amount of the Debentures prior to the Merger, or (ii) the Debentures received in the Merger are attributable to interest accrued on the Debentures.

If the consummation of the Merger is a Deemed Exchange of the Debentures, and does not otherwise qualify as a tax-free exchange of securities, as described above, such Deemed Exchange may constitute a taxable event. If so, a Holder could recognize gain or loss as a result of the Deemed Exchange. The amount of such gain or loss would be equal to the difference between (i) the issue price of the New Debentures and (ii) such Holder’s adjusted tax basis in the Old Debentures. If neither the Old Debentures nor the New Debentures are “traded on an established market” (within the meaning of Treasury Regulation Section 1.1273-2(f)), the issue price of the New Debentures generally would be their stated principal amount. If the New Debentures are so traded, the issue price of the New Debentures would be the fair market value of the New Debentures on the date of their deemed issuance. If the Old Debentures are so traded and the New Debentures are not so traded, the issue price of the New Debentures would be the fair market value of the Old Debentures as of the date of the deemed issuance of the New Debentures.

Subject to the market discount rules described below under “Tendering U.S. Holders—In General,” any gain or loss so recognized by a U.S. Holder in connection with a taxable Deemed Exchange generally would be capital gain or loss and would be long-term capital gain or loss if such U.S. Holder held the Old Debentures for more than one year at the time of such Deemed Exchange. A reduced rate of tax on long-term capital gain may apply to such Holders who are individuals or other non-corporate Holders. The deductibility of capital losses by such Holders is subject to limitations. Notwithstanding the foregoing, a Non-U.S. Holder of Debentures at the time of a taxable Deemed Exchange generally would only be subject to U.S. federal income tax on any recognized gain arising from such Deemed Exchange to the extent described below under “Tendering Non-U.S. Holders—In General.”

If there is a taxable Deemed Exchange, then, following such Deemed Exchange, a Holder would have a tax basis in the New Debentures equal to their issue price, and the Holder’s holding period for the New Debentures would commence on the day following the date of the Deemed Exchange.

If the exchange of Debentures in the Merger either constitutes a tax-free exchange of securities, or does not result in a Deemed Exchange, a Holder’s tax basis and holding period in the Debentures held at the time of the Merger will be unchanged by the Merger. Also, if a Holder purchases a Debenture after the Merger, the Holder’s initial tax basis in the Debenture generally will be the cost of the Debenture to the Holder, and the Holder’s holding period in the Debenture will begin on the date after the Holder acquired the Debenture.

You should consult with your own tax advisors regarding the possibility that the Merger may have resulted in a Deemed Exchange of the Debentures and as to the possible consequences to you of such a Deemed Exchange.

Potential for Original Issue Discount and Bond Premium. In the event of a Deemed Exchange, the New Debentures may be deemed to be issued with original issue discount if their stated redemption price at maturity exceeds their issue price, or, alternatively, may be deemed to be issued with bond premium (which may be amortizable to the extent provided in Section 171 of the Code) if the Holder’s adjusted tax basis in the New Debentures exceeds the amount payable at maturity on the New Debentures other than qualified stated interest. Except where it falls under a statutory de minimis rule, any original issue discount would be required to be included in income by U.S. Holders on a constant-yield basis over the term of the New Debentures in advance of cash payments attributable to such income regardless of such U.S. Holder’s regular method of tax accounting. Payments in respect of any original issue discount received by a Non-U.S. Holder will generally be exempt from U.S. federal income and withholding taxes to the extent described below in connection with the discussion of accrued interest under “Tendering Non-U.S. Holders—In General.”

Non-Tendering Holders

Subject to the preceding discussion under “Potential Deemed Exchange of the Debentures Resulting from the Merger,” a Holder who does not tender Debentures pursuant to the Offer generally will not recognize gain or loss for U.S. federal income tax purposes and will maintain the same adjusted tax basis and holding period for the Debentures. If such Holder subsequently elects to convert its Debentures into Level 3 common stock and cash, such conversion will be a taxable transaction, pursuant to which the Holder will recognize income, gain, or loss for tax purposes. The tax consequences to a Holder of a conversion will depend upon the specific situation of the Holder, including whether the Holder is a U.S. Holder or a Non-U.S. Holder. Accordingly, you should consult with your tax advisors regarding the tax consequences to you of a conversion.

Tendering U.S. Holders

In General. A sale of Debentures by a U.S. Holder pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. Subject to the discussion of the market discount rules set forth below, a U.S. Holder selling Debentures pursuant to the Offer will recognize capital gain or loss in an amount equal to the difference between the amount of cash received (other than amounts received attributable to accrued but unpaid interest, as discussed below) and the U.S. Holder’s adjusted tax basis in the Debentures sold at the time of sale. Subject to the discussion under “Potential Deemed Exchange of the Debentures Resulting from the Merger,” (i) a U.S. Holder’s adjusted tax basis in Debentures generally will equal the cost of the Debentures to such U.S. Holder (increased by the amount of any market discount previously taken into income by the U.S. Holder, and reduced by the amount of any amortizable bond premium previously taken into account by the U.S. Holder with respect to the Debentures) and (ii) any such gain or loss will be long-term capital gain or loss if the U.S. Holder held the Debentures for longer than one year. Certain non-corporate U.S. Holders may be eligible for preferential U.S. federal income tax rates in respect of long-term capital gains. The deductibility of capital losses is subject to limitations.

Any cash received attributable to accrued but unpaid interest that has not yet been included in a U.S. Holder’s income will be taxable as ordinary income and not included in the amount realized for determining capital gain or loss, as described above, regardless of whether the U.S. Holder otherwise recognizes an overall loss in connection with a sale pursuant to the Offer.

An exception to the capital gain treatment described above may apply to a U.S. Holder who purchased Debentures at a “market discount.” Subject to a statutory de minimis exception, Debentures have market discount if they were purchased after their original issuance at an amount less than their adjusted issue price. In general, unless the U.S. Holder has elected to include market discount in income currently as it accrues, any gain recognized by a U.S. Holder on the sale of Debentures having market discount (in excess of a de minimis amount) will be treated as ordinary income to the extent of the lesser of (i) the gain recognized or (ii) the portion of the market discount that has accrued (on a straight-line basis or, at the election of the U.S. Holder, on a constant-yield basis) but has not yet been taken into income while such Debentures were held by the U.S. Holder. Any gain in excess of such accrued market discount will be subject to the capital gains rules described above.

Information Reporting and Backup Withholding. Sales of the Debentures by U.S. Holders pursuant to the Offer will be subject to certain information reporting requirements. In addition, a U.S. Holder who fails to complete an IRS Form W-9 or applicable substitute form may be subject to backup withholding at the applicable rate of 28% with respect to the receipt of consideration received pursuant to the Offer unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) otherwise provides a correct taxpayer identification number, certifies that it is a U.S. person not currently subject to backup withholding tax, and otherwise complies with applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a U.S. Holder’s tax liability, and a U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner.

Tendering Non-U.S. Holders

In General. A Non-U.S. Holder will generally not be subject to U.S. federal income tax on gain (if any) recognized on a sale of the Debentures (other than amounts received attributable to accrued interest, as discussed below) pursuant to the Offer unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S.; or

•	the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the sale, and certain other conditions are met.

A Non-U.S. Holder described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the sale in the same manner as if such Non-U.S. Holder was a U.S. Holder, and if such Holder is a foreign corporation, it may also be required to pay an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty). A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax on the gain derived from the sale in the same manner as an individual U.S. Holder, as described above under “Tendering U.S. Holders—In General,” which may be offset by U.S. source capital losses.

The gross amount of cash received by a Non-U.S. Holder upon consummation of the Offer that is attributable to accrued interest generally will not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of Level 3’s stock that are entitled to vote;

•	the Non-U.S. Holder is not a bank receiving interest on a loan entered into in the ordinary course of business;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership; and

•	appropriate documentation (generally, an IRS Form W-8BEN or applicable substitute form) establishing that the Non-U.S. Holder is not a U.S. person is completed.

A Non-U.S. Holder that does not qualify for an exemption from withholding tax on accrued interest under this paragraph will generally be subject to withholding of U.S. federal income tax at a 30% rate on payments attributable to accrued interest unless such Non-U.S. Holder is able to claim a valid exemption or reduction from withholding tax under an income tax treaty and properly executes an IRS Form W-8 BEN or applicable substitute form. If accrued interest paid to a Non-U.S. Holder is effectively connected with the conduct by that Non-U.S. Holder of a U.S. trade or business, then, although exempt from U.S. withholding tax if the Non-U.S. Holder provides the appropriate documentation (generally, an IRS Form W-8 ECI or applicable substitute from), the Non-U.S. Holder will generally be subject to U.S. federal income tax on that accrued interest in the same manner as if the Non-U.S. Holder were a U.S. Holder. In addition, if the Non-U.S. Holder is a foreign corporation, the accrued interest may be subject to a branch profits tax at a rate of 30% or lower applicable treaty rate.

Information Reporting and Backup Withholding. A Non-U.S. Holder generally will not be subject to backup withholding or information reporting on any payments received upon the sale of their Debentures provided that the Non-U.S. Holder properly completes a W-8BEN or W-8ECI, as applicable.

Fees and Expenses; Solicitations

We will not pay any fees or commissions to any broker, dealer or other person for soliciting or making recommendations with respect to tenders of Debentures pursuant to the Offer.

Directors, officers and regular employees of either us or our affiliates (who will not be specifically compensated for such services) and the paying agent may contact Holders of Debentures by mail, telephone, or facsimile regarding the Offer and may request brokers, dealers and other nominees to forward this Offer to Purchase to beneficial owners of the Debentures.

Miscellaneous

We are not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law.

BROADWING CORPORATION

THE PAYING AGENT AND DEPOSITARY FOR THIS OFFER IS:

The Bank of New York

By Facsimile: (212) 298-1915

To Contact by Mail:

The Bank of New York

101 Barclay Street - 8 West

New York, NY 10286

Attn: Corporate Trust Reorganization Unit